Exhibit 99.1

Coronado Biosciences Reports Financial Results for the Third Quarter Ended September 30, 2013

Burlington, MA – November 1, 2013 – Coronado Biosciences, Inc. (NASDAQ: CNDO), a biopharmaceutical company focused on the development of novel immunotherapy biologic agents for the treatment of autoimmune diseases and cancer, announced today its financial results for the third quarter ended September 30, 2013.

Coronado reported net losses of $7.8 million and $27.4 million for the three and nine months ended September 30, 2013, respectively, compared to net losses of $5.9 million and $18.9 for the three and nine months ended September 30, 2012, respectively.

Research and development expenses were $5.4 million and $19.1 million for the three and nine months ended September 30, 2013, respectively, compared to $3.8 million and $12.9 million for the three and nine months ended September 30, 2012, respectively. The increases in research and development expenses relate primarily to increased clinical activities in the TSO development program.

General and administrative expenses totaled $2.1 million and $7.1 million for the three and nine months ended September 30, 2013, respectively, compared to $2.1 million and $6.0 million for the three and nine months ended September 30, 2012, respectively. The increase in general and administrative expenses for the nine months ended September 30, 2013, compared to the nine months ended September 30, 2012, related primarily to the company’s infrastructure growth and increased business activity. At September 30, 2013, Coronado’s cash totaled $106.3 million.

Recent Corporate and Scientific Events:

•	Reported top-line results from the TRUST-I phase 2 clinical trial of TSO (Trichuris suis ova or CNDO-201) for the treatment of Crohn’s disease. The TRUST-I study did not meet its primary endpoint of improving response, defined as a 100-point decrease in the Crohn’s Disease Activity Index (CDAI), nor the key secondary endpoint of remission, defined as achieving CDAI < 150 points.

•	Initiation of a National Institutes of Health (NIH)-sponsored phase 2 study evaluating TSO for the treatment of ulcerative colitis. This multi-center study is being conducted by the Autoimmunity Centers of Excellence, which are funded through a multi-million dollar grant from the National Institute of Allergy and Infectious Diseases, part of the NIH.

About Coronado Biosciences

Coronado Biosciences is engaged in the development of novel immunotherapy biologic agents. The company’s two principal pharmaceutical product candidates in clinical development are: TSO (Trichuris suis ova or CNDO-201), a biologic for the treatment of autoimmune diseases, such as Crohn’s disease, ulcerative colitis and multiple sclerosis; and CNDO-109, a biologic that activates natural killer (NK) cells, for the treatment of acute myeloid leukemia (AML) and solid tumors. For more information, please visit www.coronadobiosciences.com.

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include, among others, statements we make relating to the company’s product development programs and any other statements that are not historical facts. Forward-looking statements are based on management’s current expectations and are subject to risks and uncertainties that could negatively affect our business, operating results, financial condition and stock price. Factors that could cause actual results to differ materially from those currently anticipated are: risks relating to the results of research and development activities; uncertainties relating to preclinical and clinical testing; our ability to obtain, perform under and maintain financing and strategic agreements and relationships; the early stage of products under development; our need for substantial additional funds; government regulation; patent and intellectual property matters; our ability to successfully manufacture TSO in the United States; our dependence on third party suppliers; our ability to attract, integrate, and retain key personnel; and competition; as well as other risks described in our SEC filings. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations or any changes in events, conditions or circumstances on which any such statement is based, except as required by law.

Contact:

Lucy Lu, MD, Executive Vice President & Chief Financial Officer

Coronado Biosciences, Inc.

781-652-4525; ir@coronadobio.com

(A development stage enterprise)

Consolidated Balance Sheets

($ in thousands)

(Unaudited)

	September 30, 2013	December 31, 2012
ASSETS
Cash and cash equivalents	$106,267	$40,199
Prepaid and other current assets	279	393

Total current assets	106,546	40,592
Property & equipment net	452	51
Other	109	349

Total Assets	$107,107	$40,992

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$9,644	$5,132
Note payable, non-current	8,408	12,386
Other long-term liabilities	1,541	1,441

Total Liabilities	19,593	18,959
Stockholders’ Equity	87,514	22,033

Total Liabilities and Stockholders’ Equity	$107,107	$40,992

CORONADO BIOSCIENCES, INC. AND SUBSIDIARY

(A development stage enterprise)

Consolidated Statements of Operations

($ in thousands except for share amounts)

(Unaudited)

	For the three months ended September 30,		For the nine months ended September 30,
	2013	2012	2013	2012
Operating expenses:
Research and development	$5,361	$3,777	$19,130	$12,893
General and administrative	2,143	2,054	7,126	5,984

Loss from operations	(7,504)	(5,831)	(26,256)	(18,877)
Interest income	165	79	350	152
Interest expense	(493)	(183)	(1,454)	(220)

Net loss attributed to Common Stockholders	($7,832)	($5,935)	($27,360)	($18,945)

Basic and diluted net loss per common share	($0.24)	($0.24)	($0.95)	($0.91)

Weighted average common shares outstanding—basic and diluted	32,634,683	24,375,749	28,664,822	20,738,007